                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               LOISLAW.COM, INC.

                                       AT

                             $4.3545 NET PER SHARE

                                       BY

                             LL ACQUISITION CORP.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                        WOLTERS KLUWER U.S. CORPORATION
                                  ------------

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 29, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 19, 2000, BY AND AMONG WOLTERS KLUWER U.S. CORPORATION (THE "PARENT"), LL ACQUISITION CORP. (THE "OFFEROR") AND LOISLAW.COM, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (AS EACH SUCH TERM IS DEFINED HEREIN), HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED HEREIN) AND NOT WITHDRAWN AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE ("SHARES"), OF THE COMPANY WHICH WOULD CONSTITUTE TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (ii) RECEIPT BY THE OFFEROR OF CERTAIN GOVERNMENTAL APPROVALS AND (iii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 14--"CERTAIN CONDITIONS TO OUR OBLIGATIONS", WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.
                             ---------------------

    THIS OFFER IS NOT CONDITIONED UPON THE OFFEROR OR THE PARENT OBTAINING FINANCING.

                             ---------------------

    If you wish to tender all or any part of your Shares you should either
(i) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed, if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal, or such facsimile thereof, and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or deliver such Shares pursuant to the procedures for book-entry transfers set forth in
Section 3--"Procedure for Tendering Shares" prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender such Shares.

    If you desire to tender your Shares and your certificates for such Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Shares by following the guaranteed delivery procedures set forth in Section 3--"Procedure for Tendering Shares".

    A summary of the principal terms of the Offer appears on pages 1-3 hereof.

    If you have questions about the Offer, you can call Georgeson Shareholder Communications Inc., the information agent for the Offer, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from Georgeson Shareholder Communications Inc., or your broker, dealer, commercial bank, trust company or other nominee.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

December 29, 2000

                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------

                                                                PAGE
                                                              --------

SUMMARY TERM SHEET..........................................      1

INTRODUCTION................................................      4

THE OFFER...................................................      7
   1.  Terms of the Offer; Expiration Date; Extension of
      Tender Period; Termination; Amendment.................      7
   2.  Acceptance for Payment and Payment for Shares........      8
   3.  Procedure for Tendering Shares.......................      9
   4.  Withdrawal Rights....................................     12
   5.  Certain United States Federal Income Tax
      Considerations........................................     12
   6.  Price Range of Shares; Dividends.....................     13
   7.  Certain Effects of the Transaction...................     14
   8.  Certain Information Concerning the Company...........     15
   9.  Certain Information Concerning Wolters Kluwer, the
      Parent, Aspen and the Offeror.........................     16
  10.  Source and Amount of Funds...........................     16
  11.  Background of the Offer; Past Contacts, Transactions
      or Negotiations with the Company......................     17
  12.  Purpose of the Offer and the Merger; Plans for the
      Company...............................................     18
  13.  The Merger Agreement, the Option Agreement, the Note
      and the Security Agreement............................     19
  14.  Certain Conditions to Our Obligations................     32
  15.  Certain Legal Matters................................     34
  16.  Fees and Expenses....................................     36
  17.  Miscellaneous........................................     36

Schedule I--Directors and Executive Officers of Wolters
  Kluwer, the Parent, Aspen and the Offeror.................     37

                               SUMMARY TERM SHEET

    We, LL Acquisition Corp., are an indirect wholly-owned subsidiary of Wolters Kluwer U.S. Corporation, and we are offering to acquire all the outstanding shares of common stock of Loislaw.com, Inc. The following are some questions you, as a stockholder of Loislaw.com, may have and answers to those questions. This summary sheet is not meant as a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in the summary sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read the entire Offer to Purchase and the related Letter of Transmittal prior to making any decision regarding whether to tender your Shares.

WHO IS OFFERING TO BUY MY SHARES OF COMMON STOCK OF LOISLAW.COM?

    We are LL Acquisition Corp., a Delaware corporation, and we are offering to purchase your Shares of Loislaw.com, Inc., par value $.001 per share. We are an indirect wholly-owned subsidiary of Wolters Kluwer U.S. Corporation and we were formed for the purpose of making this Offer. See Section 9--"Certain Information Concerning Wolters Kluwer, the Parent, Aspen and the Offeror" and Schedule I.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

    We are offering to purchase all the outstanding shares of common stock of Loislaw.com at a purchase price of $4.3545 per share, net to you, in cash, without interest. If you tender your Shares directly to the Depositary that we have hired to complete this transaction, you will not have to pay any brokerage fees or any similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares for you, your broker or other nominee may charge you a fee. You should check whether your broker or other nominee will charge you any fee to tender your Shares for you. See "Introduction" and Section 1--"Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment".

WHY ARE YOU MAKING THIS OFFER?

    We are making this offer because Wolters Kluwer nv, a corporation organized under the laws of the Netherlands and our ultimate parent, wants to acquire Loislaw.com. If the offer is consummated, we intend to merge with and into Loislaw.com, and Loislaw.com will become an indirect wholly-owned subsidiary of Wolters Kluwer nv.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. We have the funds available to acquire the Shares in the Offer. See
Section 10--"Source and Amount of Funds".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER MY SHARES IN THE OFFER?

    No. Since we are paying cash for your Shares and the Offer is not subject to a financing condition, we do not think our financial condition is important to your decision to tender your Shares. See Section 10--"Source and Amount of Funds".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?

    You will have until at least 12:00 midnight, New York City time, on Monday, January 29, 2001, to tender your Shares. We have the right to extend the time period of the Offer, and Loislaw.com can cause us to extend such time period under certain conditions. If we extend the time period of the Offer, this will extend the time that you will have to tender your Shares. See Section 1--"Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" and Section 3--"Procedure for Tendering Shares".

CAN YOU EXTEND THE TIME PERIOD OF THE OFFER?

    We may, in certain circumstances, extend the time period of the Offer. If we do extend, we will notify the Depositary of the extension, and we will make a public announcement. This announcement will be made no later than 9:00 a.m., New York City time, on the first business day after the day that would have been the original expiration date. See Section 1--"Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment".

HOW DO I TENDER MY SHARES?

    To tender your Shares, you must complete and sign the Letter of Transmittal, which we have enclosed with this Offer to Purchase, indicating that you want to sell your Shares to us. Then send the Letter of Transmittal along with the certificates representing your Shares to the Depositary prior to the expiration of the Offer. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery in lieu of the missing documents, provided you are able to comply fully with its terms. See
Section 3--"Procedure for Tendering Shares".

IF I TENDER MY SHARES, WHEN WILL I GET PAID?

    If the conditions to the Offer are satisfied and we consummate the Offer and accept your Shares for payment, you will receive payment for the Shares you tendered as soon as we are legally permitted to do so by applicable law following the expiration of the Offer.

IF I TENDER MY SHARES, CAN I CHANGE MY MIND?

    Yes. You can withdraw your Shares at any time prior to the expiration of the Offer and, if we have not agreed to accept your Shares for payment by February 26, 2001, you can withdraw your Shares at any time thereafter until we accept your Shares for payment. In order to withdraw Shares, you must send written notice of the withdrawal to the Depositary before the expiration of the Offer. Be sure to specify the name of the registered holder(s) of the Shares, the name of the person who tendered the Shares and the number of Shares that are being withdrawn. See Section 4--"Withdrawal Rights".

WHAT DOES LOISLAW.COM'S BOARD OF DIRECTORS THINK OF THE OFFER?

    Loislaw.com's board of directors has unanimously approved the Offer and has unanimously determined that the Offer is fair to you and in your best interests. See Section 11--"Background of Offer; Past Contacts; Transactions or Negotiations with the Company".

WILL THE OFFER BE FOLLOWED BY A MERGER?

    We and our parent have entered into a merger agreement with Loislaw.com that provides that if we acquire at least two-thirds of Loislaw.com's outstanding Shares pursuant to the Offer, we will be merged into Loislaw.com as soon as practicable after the acquisition and the satisfaction of certain other conditions contained in the merger agreement. If we acquire at least two-thirds of the outstanding Shares, we will have sufficient voting power to approve the merger without the approval of any other Loislaw.com stockholders.

IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

    No. Appraisal rights are not available in the Offer. However, if the proposed merger between us and Loislaw.com is consummated, then you would have certain rights under the Delaware General Corporation Law to dissent and demand appraisal of, and payment in cash of the fair value of, your Shares. See
Section 12--"Purpose of the Offer and the Merger; Plans for the Company" and
Section 15--"Certain Legal Matters".

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY
SHARES?

    Your sale of Shares pursuant to this Offer is a taxable event for United States federal income tax purposes and in all likelihood for state, local and perhaps foreign income tax purposes. To the extent that the proceeds that you receive from the sale of your Shares pursuant to this Offer exceed your basis in the Shares sold, you may realize a capital gain. If your basis in the Shares sold exceeds the proceeds you received pursuant to the sale, you may realize a capital loss. Because tax matters are complicated, we encourage you to contact your own tax advisor to determine the particular tax consequences of our Offer to you. See Section 5--"Certain United States Federal Income Tax Considerations".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On December 28, 2000, the last trading day before the commencement of this Offer, the Shares closed on the Nasdaq National Market at $4.21875 per share. On December 18, 2000, the last trading day before the public announcement of our intention to purchase the Shares, the Shares closed on the Nasdaq National Market at $1.50 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    The consummation of this Offer is most significantly conditioned upon us purchasing at least two-thirds of the outstanding Shares, on a fully diluted basis. The Offer is also conditioned upon, among other things, our receiving all material regulatory and related approvals; the absence of litigation challenging this Offer or any law enacted preventing this Offer; and the absence of any material adverse change affecting the business of Loislaw.com. See
Section 14--"Certain Conditions of Our Obligations".

IF THE NUMBER OF SHARES THAT REPRESENT AT LEAST TWO-THIRDS OF THE FULLY DILUTED OUTSTANDING SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL LOISLAW.COM CONTINUE AS A PUBLIC COMPANY?

    Yes. However, if and when the merger takes place, Loislaw.com will no longer be publicly owned. It is possible that, following the purchase of Shares pursuant to the Offer and prior to the merger, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, there may not be an active public trading market (or, possibly, any public trading market) for the Shares and Loislaw.com may cease making filings with the United States Securities and Exchange Commission or otherwise cease being required to comply with its rules relating to publicly held companies.

IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES?

    As indicated above, if the Offer is successful, we expect to consummate a merger transaction in which all stockholders not tendering in the Offer will receive, for each Share they hold, $4.3545 in cash, without interest, subject to their appraisal rights as described above.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    If you have any questions about the Offer, you can call Georgeson Shareholder Communications Inc., the information agent for the Offer, at (800) 223-2064 (toll free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer, at (212) 236-3790 (call collect).

To the Holders of Common Stock,
par value $.001 per share, of Loislaw.com, Inc.:

                                  INTRODUCTION

    We, LL Acquisition Corp., a Delaware corporation (the "Offeror") and an indirect wholly-owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation (the "Parent"), hereby offer to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock" or the "Shares"), of Loislaw.com, Inc., a Delaware corporation (the "Company" or "Loislaw.com"), at a purchase price of $4.3545 per Share net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer (as defined below), referred to herein as the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Parent is an indirect wholly-owned subsidiary of Wolters Kluwer nv, a corporation organized under the laws of the Netherlands ("Wolters Kluwer"). If you hold your Shares directly, you will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you should check with such broker, dealer, bank, trust company or other nominee as to whether they charge any service fees. We will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which is acting as dealer manager for the Offer (in such capacity, the "Dealer Manager"), Morgan Guaranty Trust Company of New York, which is acting as depositary for the Offer (the "Depositary") and Georgeson Shareholder Communications Inc., which is acting as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See
Section 16--"Fees and Expenses".

    The Board of Directors of the Company has unanimously approved the Offer, the Merger (as defined below) and the Merger Agreement (as defined below), has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined below) and not withdrawn at least that number of Shares which would constitute two-thirds of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is also conditioned upon us obtaining certain governmental approvals and the satisfaction of other terms and conditions. See Section 14--"Certain Conditions to Our Obligations".

    The Company has represented to us in the Merger Agreement that the Board of Directors of the Company has received the opinion of U.S. Bancorp Piper Jaffray, dated as of December 18, 2000, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, factors and limitations set forth therein, the $4.3545 per share in cash to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of such opinion is contained in the Company's Statement on
Schedule 14D-9, which the Company is distributing to its stockholders.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 19, 2000 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "Delaware GCL"), we will be merged with and into the Company (the "Merger"). See Section 12--"Purpose of the Offer and the Merger; Plans for the Company". Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly-owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share of the Common Stock that is issued and outstanding (other than Shares owned by the Company as treasury Stock, any Shares owned by us, the Parent, or any other wholly-owned subsidiary of the Parent, which shall be cancelled, and Shares held by stockholders who have properly exercised appraisal rights under Delaware GCL, if any), will be converted into the right to receive the Offer Price, without interest, upon surrender of the certificates formerly representing such Shares. See Section 5--"Certain United States Federal Income Tax Considerations" for a description of certain tax consequences of the Offer and the Merger. We and the Parent have represented and warranted under the Merger Agreement that they have sufficient funds to purchase all the outstanding Shares of the Company. See Section 13--"The Merger Agreement, the Option Agreement, the Note and the Security Agreement".

    The Merger Agreement provides that, promptly after we acquire at least two-thirds of the outstanding Shares, pursuant to the Offer, we will be entitled to designate up to that number of directors of the Board of Directors of the Company (rounded up to the next whole number) as will make the percentage of the Company's Board of Directors designated by us equal to the aggregate voting power of the Shares we or any of our affiliates hold. Notwithstanding the foregoing, until the Effective Time, the Company will have on its Board of Directors at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, we will always have our designees represent at least a majority of the entire Company's Board of Directors.

    The Company has advised us that as of December 19, 2000, there were
(i) 50,000,000 authorized Shares, of which 21,244,849 Shares were issued and outstanding and 164,444 Shares were held in treasury, (ii) outstanding stock options under the Company's 1996 Stock Plan, the 1999 Nonqualified Stock Option Plan for Nonemployee Directors and the Loislaw.com, Inc. 2000 Stock Option Plan (collectively, the "Option Plans") for not in excess of 1,266,618 Shares,
(iii) 19,566 Shares reserved for issuance as part of the Company's Employee Stock Purchase Plan, (iv) 33,056 Shares reserved for issuance upon exercise of certain warrants to purchase Shares, and (v) 10,000,000 Shares of preferred stock authorized, none of which were issued and outstanding as of such date. We, together with the Parent, have entered into a Stock Option and Tender Agreement, dated as of December 19, 2000 (the "Option Agreement"), with the stockholders of the Company identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 14,279,590 outstanding Shares (representing approximately 63.28% of the Shares outstanding on December 19, 2000, on a fully diluted basis). Pursuant to the Option Agreement, each Stockholder has agreed, among other things, (i) to tender in the Offer all of such Stockholder's Shares now owned or which may hereafter be acquired by such Stockholder, (ii) to grant to the Parent or us, as the Parent shall designate, the option to purchase such Stockholder's Shares in certain circumstances, (iii) to appoint the Parent as such Stockholder's proxy under certain circumstances to vote such Stockholder's Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote such Stockholder's Shares, in each case, in accordance with the terms and conditions of the Option Agreement and (v) to restrict transfers or exercises of Company Options (as defined in the Option Agreement), if any, held by such Stockholder except as provided in the Option Agreement. As of the date hereof, neither we nor the Parent beneficially own any Shares. If we acquire at least two-thirds of the outstanding Shares on a fully diluted basis in the Offer, the Minimum Condition will be satisfied, and we would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event that we acquire 90% or more of the outstanding Shares, we would be able to effectuate the Merger by appropriate resolutions of our Board of Directors without any meeting of or action by the other stockholders of the Company.

    We have been advised by the Company that, to the best of the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF THE COMPANY OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY WOLTERS KLUWER COMMON STOCK OR OTHER SECURITIES, ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND THE PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ BOTH DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Monday,
January 29, 2001, unless we shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

    If we shall decide, in our sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Offer is conditioned upon satisfaction of the Minimum Condition and our obtaining certain governmental approvals. We may terminate the Merger Agreement and the Offer if certain events occur. The Offer is also subject to other terms and conditions. See Section 14--"Certain Conditions to Our Obligations". We expressly reserve the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), and subject to the limitations set forth in the Merger Agreement and described below, to waive any condition (other than the Minimum Condition) to the Offer prior to the Expiration Date. If the Minimum Condition or any of the other conditions set forth in Section 14--"Certain Conditions to Our Obligations" have not been satisfied by 12:00 midnight, New York City time, on Monday, January 29, 2001 (or any other time then set as the Expiration Date), then we may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) subject to the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Notwithstanding the foregoing, prior to invoking the conditions set forth in paragraph (a) or (b) of Section 14--"Certain Conditions to Our Obligations" with regard to actions taken or statutes, rules, regulations, judgments, orders or injunctions promulgated, entered or enforced by any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations with respect to our ownership of the Shares, operation of the Company's business or prohibiting the Offer or the Merger, we shall have used all reasonable efforts to cause any such actions to be taken or any such judgment, order or injunction to be vacated or lifted.

    Under the terms of the Merger Agreement, we shall not amend or waive the Minimum Condition, decrease the Offer Price, decrease the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, impose conditions to the Offer in addition to those set forth in Section 14-- "Certain Conditions to Our Obligations" or amend any other term of the Offer in any manner adverse to the holders of the Shares.

    Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, we also expressly reserve the right, at any time and from time to time, in our sole discretion,
(i) to extend the period of time during which the Offer is open and thereby delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 14--"Certain Conditions to Our Obligations", by giving written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. Our right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including
Rule l4e-l(c) under the Exchange Act, relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not we exercise our right to extend the Offer. There can be no assurance that we will exercise our rights to extend the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or termination or any amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting our obligations and the obligations of the Parent under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

    If the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but fewer than 90% of the Shares have been validly tendered and not withdrawn as of the Expiration Date, we shall accept and purchase all of the Shares tendered in the initial offer period and may provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Exchange Act) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the Commission, which subsequent offering period shall not exceed twenty business days.

    The Company has provided us with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4--"Withdrawal Rights" promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with

Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 14--"Certain Conditions to Our Obligations". Our payment obligations under the Merger Agreement have been guaranteed by the Parent. See Section 13--"The Merger Agreement, the Option Agreement, the Note and the Security Agreement". Subject to compliance with Rule 14e-l(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1--"Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" and Section 15--"Certain Legal Matters". In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedure for Tendering Shares", (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

    For purposes of the Offer, we will be deemed to have accepted for payment, and thereby to have purchased, Shares validly tendered and not withdrawn as, if and when we give written notice to the Depositary of our acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under Section 1--"Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment", the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4--"Withdrawal Rights" and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for tendered Shares because of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, we increase the price being paid for Shares accepted for payment pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    3. PROCEDURE FOR TENDERING SHARES. VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, (i) the Depositary must receive at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (A) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and certificates representing such Shares or (B) in the case of a book-entry transfer, an Agent's Message and a Book-Entry Confirmation, in each case, with any other required documents or
(ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) which is a member in good standing of the Securities Transfer Agents Medallion Program, The New York Stock Exchange, Inc. Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution" and collectively "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners of such Shares, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed

    Delivery. The term "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or the Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent "backup" withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer or pursuant to the Merger, each tendering stockholder must either provide the Depositary with such stockholder's correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or establish some other exemption to backup withholding. Foreign holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 8 and 9 set forth in the Letter of Transmittal and Section 5--"Certain United States Federal Income Tax Considerations".

    EXAMINATION OF VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine not to be in proper form or the acceptance of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of us, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 29, 2000). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we accept for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies granted by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Shares and other securities or rights, be empowered to exercise all your voting and other rights as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty that (i) you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 29, 2000) and (ii) when we accept for payment the same we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

    4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4--"Withdrawal Rights", tenders of Shares made pursuant to the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date and, unless such Shares are accepted for payment pursuant to the Offer, they may also be withdrawn at any time after February 26, 2001. If purchase of or payment for Shares is delayed for any reason, or if we are unable to purchase or pay for Shares for any reason, then, without prejudice to our rights under the Offer, tendered Shares may be retained by the Depositary on our behalf and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4--"Withdrawal Rights", subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    To withdraw Shares tendered pursuant to the Offer, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder(s), if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedure for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal, and our determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedure for Tendering Shares".

    5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. The following is a summary of certain United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects to such holder of the Offer and the Merger, including the application and effect of state, local and other income tax laws.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and
(ii) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Any such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the holder's Shares have been held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger); and a short-term capital gain taxable to a non-corporate holder at a maximum rate of up to 39.6% if the Shares have been held for one year or less on the date of sale (or the Effective Time of the Merger).

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's United States federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3--"Procedure for Tendering Shares." Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded in the over-the-counter market, with daily quotations reported on the Nasdaq quotation system. The Company has never declared or paid a cash dividend on its common stock. The following table sets forth for the periods indicated the high and low closing sales price per Share as reported by published financial sources:

                                                               HIGH          LOW
                                                             --------      --------
1999
    Third Quarter (1)......................................   $14.50        $14.50
    Fourth Quarter.........................................    44.00         13.25
2000
    First Quarter..........................................   $40.25        $17.63
    Second Quarter.........................................    19.88          6.19
    Third Quarter..........................................    12.38          4.81
    Fourth Quarter (2).....................................     4.50          0.69

------------------------

(1) In connection with the Company's initial public offering, the Common Stock began trading on September 30, 1999.

(2) Through December 28, 2000.

    On December 18, 2000, the last full trading day prior to the announcement of the Offer, the last reported closing sales price per Share as reported on the Nasdaq National Market was $1.50.

    7. CERTAIN EFFECTS OF THE TRANSACTION. MARKET FOR SHARES. Our purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of shares. This could adversely affect the liquidity and market value of the remaining shares held by stockholders other than us. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market, which requires that an issuer have at least 750,000 publicly held shares with a market value of $5 million held by at least 400 stockholders holding round lots and have net tangible assets of at least $4 million. If these standards are not met, the Shares might nevertheless continue to be included on the Nasdaq Stock Market with quotations published on the Nasdaq's "additional list" or in one of the "local lists". However, if the number of holders of shares of common stock falls below 400, or if the number of publicly held shares of common stock falls below 750,000, or if there are not at least two market makers for such shares, NASD rules provide that the common stock would no longer be "qualified" for Nasdaq Stock Market reporting, and Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for continued inclusion in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in any tier of Nasdaq Stock Market, the market for such Shares could be adversely affected.

    In the event the Shares no longer meet the requirements for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for such Shares and availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Company intends to delist from the Nasdaq National Market as soon as practicable following the consummation of the Offer and in any event following the consummation of the Merger.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is our intention to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that would indicate that statements contained herein based upon such information or documents are untrue, we do not, nor does the Parent or the Dealer Manager, assume any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

    The Company is a Delaware corporation with its principal executive offices located at 105 North 28th Street, Van Buren, Arkansas. The Company is a national provider of primary and secondary source material for legal research that is delivered on a subscription basis over the Internet.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of Nasdaq, 1735 K Street, N.W., Washington D.C. 20006.

    9. CERTAIN INFORMATION CONCERNING WOLTERS KLUWER, THE PARENT, ASPEN AND THE OFFEROR. We are a Delaware corporation that was formed as an acquisition vehicle in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and we will be merged with and into the Company pursuant to the Merger. We are an indirect wholly-owned subsidiary of the Parent and a direct wholly-owned subsidiary of Aspen Publishers, Inc., a Delaware corporation ("Aspen"). Aspen is a direct wholly-owned subsidiary of the Parent. The Parent is a wholly-owned subsidiary of Wolters Kluwer International Holding B.V. ("Wolters Kluwer International"), a corporation organized under the laws of the Netherlands and a wholly-owned subsidiary of Wolters Kluwer. Wolters Kluwer International and the Parent are holding companies formed by Wolters Kluwer solely for the purpose of holding shares of capital stock of indirect subsidiaries of Wolters Kluwer.

    Wolters Kluwer (www.wolterskluwer.com) is a multinational information services company with annual sales of more than EUR 3 billion (1999), employing approximately 18,000 people in Europe, North America and Asia Pacific. The company's core activities are publishing in the fields of legal, tax and business; international health and science; and education. The Wolters Kluwer certificates of shares are quoted on the Euronext Amsterdam nv. Wolters Kluwer's United States holdings include Aspen, CCH Incorporated, Facts and Comparisons, Legal Information Services, Lippincott Williams & Wilkins, Inc., Plenum Publishing, Inc., Ovid Technologies, Inc. and Blessing/White, Inc. The principal executive offices of Wolters Kluwer are located at Apollolaan 153, 1070 AV, Amsterdam, the Netherlands. Our principal executive office and that of the Parent is c/o Wolters Kluwer United States Inc., 161 North Clark Street, 48th Floor, Chicago, Illinois 60601. The principal executive office of Aspen is located at 200 Orchard Ridge Drive, Gaithersburg, Maryland 20878.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of our directors and executive officers as well as those of Wolters Kluwer, the Parent and Aspen are set forth in Schedule I hereto.

    Except as provided in the Merger Agreement, the Option Agreement and as otherwise described in this Offer to Purchase, none of Wolters Kluwer, the Parent, Aspen or us, or, to the best of our knowledge and the best knowledge of the Parent, none of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Wolters Kluwer, the Parent, Aspen or us, or, to the best of our knowledge and the best knowledge of the Parent, none of the persons listed on Schedule I hereto, has had, within the past two years, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, within the past two years, there have been no contacts, negotiations or transactions between Wolters Kluwer, the Parent, Aspen or us or any of our respective subsidiaries, or, to the best of our knowledge and the best knowledge of the Parent, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither we nor the Parent, nor, to the best of our knowledge and the best knowledge of the Parent, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past sixty days.

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required to consummate the Offer and the Merger is estimated to be approximately
$95 million, which amount excludes related fees and expenses. We intend to obtain the required funds from Wolters Kluwer's available cash balances.

    11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    The Company's Chief Executive Officer, Kyle Parker, contacted Wolters Kluwer by letter dated April 27, 2000 for purposes of determining whether Wolters Kluwer might have an interest in entering into a strategic business relationship with the Company. U.S. Bancorp Piper Jaffray also contacted Wolters Kluwer in May 2000. As a result of these contacts and several subsequent telephone conversations, the Company entered into a Confidentiality Agreement with the Parent on June 6, 2000 (the "Confidentiality Agreement"), pursuant to which certain information would be exchanged by the parties on a confidential basis.

    On June 9, 2000, a member of the Parent's senior management and several members of the senior management of Aspen hosted a presentation made by members of the Company's management team. Although the focus of this meeting was a potential strategic business relationship, Parent's representative asked if the Company would be interested in discussing a possible acquisition of the Company by Wolters Kluwer or one of its affiliates, and the Company's Chief Executive Officer indicated that the Company would be willing to entertain such discussions.

    During June, July and August, 2000, the Company's senior management and senior management of the Parent and Aspen had several telephone conversations regarding a potential strategic relationship, and a possible acquisition of the Company was occasionally discussed in general terms.

    On August 29, 2000, a member of the Parent's senior management and several members of Aspen's senior management met with the Company's senior management to prepare for a presentation to be made to the Executive Board of Wolters Kluwer.

    On August 30, 2000, the senior management of the Parent, Aspen and the Company made a presentation to the Executive Board of Wolters Kluwer via teleconference. The purpose of this meeting was to provide information about the Company and its operations to Wolters Kluwer that would enable it to evaluate a possible acquisition of the Company, but potential terms of an acquisition transaction were not discussed.

    On September 21, 2000, the Parent's senior management hosted a presentation made by the Company's senior management team to discuss the possible acquisition of the Company.

    Although the parties had begun preliminary discussions regarding a possible acquisition of the Company, they continued to discuss a possible strategic business relationship as well. On October 17, 2000, several members of Aspen's senior management met with the Company's senior management at the Company's offices in Van Buren, Arkansas. This meeting was devoted primarily to a discussion of a possible strategic relationship, though a possible acquisition transaction was discussed on a limited basis.

    From November 6, 2000 through November 8, 2000, senior management of Aspen met with the Chief Executive Officer of the Company in New York primarily to discuss a possible strategic relationship between the Company and Aspen, including information integration issues, licensing of content, and marketing and sales opportunities.

    On November 30, 2000, the Executive Board of Wolters Kluwer authorized an offer, contingent upon receipt of approval by the Supervisory Board of Wolters Kluwer, to acquire 100% of the equity of the Company for approximately
$90 million. The Parent orally submitted such an offer to the Company on the afternoon of November 30, 2000 (the "Initial Proposal").

    On December 5, 2000, the Company rejected the Initial Proposal and indicated that the price per share to be offered to the Company's shareholders was insufficient.

    On December 6, 2000, the Supervisory Board of Wolters Kluwer met and discussed with the Executive Board of Wolters Kluwer the status of the discussions with the Company.

    On December 11, 2000, the Executive Board of Wolters Kluwer authorized a revised offer, contingent upon receipt of approval by the Supervisory Board of Wolters Kluwer, to acquire 100% of the equity of the Company for $95 million. The Parent orally submitted such an offer to the Company on the afternoon of December 11, 2000 (the "Revised Proposal"). On the evening of December 13, 2000, the Chief Executive Officer of the Company advised the Parent orally that the Company had tentatively determined that the price included in the Revised Proposal was acceptable, subject to final approval of the Company's Board of Directors and the negotiation of the final terms and conditions of the transaction.

    From December 13, 2000 through the morning of December 19, 2000, the Company's legal counsel and financial advisor and our legal counsel and financial advisor held negotiations concerning the Merger Agreement, the Stock Option Agreement, the Note and the Security Agreement.

    On December 14, 2000, the Executive Board of Wolters Kluwer sent a strategic evaluation, along with the terms of the Proposal (as defined below) to the members of the Supervisory Board of Wolters Kluwer.

    By December 18, 2000, the Supervisory Board of Wolters Kluwer had reviewed the Proposal and authorized the Executive Board to proceed with the acquisition of the Company on the terms set forth in the Merger Agreement, the Option Agreement, the Note and the Security Agreement (collectively, the "Proposal"). The Company's Board of Directors met with the Company's legal and financial advisors on December 16 and 18, 2000, and determined to accept the Proposal.

    On December 19, 2000, the Merger Agreement, the Option Agreement, the Note and the Security Agreement were finalized and executed. On the morning of December 19, 2000, a public announcement was made simultaneously in the United States and the Netherlands concerning the transaction.

    On December 29, 2000, the Parent and the Offeror commenced the Offer.

    12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer, the Merger, the Merger Agreement and the Option Agreement is to enable us to acquire control of, and the entire equity interest in, the Company. The Offer, the Merger Agreement and the Option Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

    Under the Certificate of Incorporation of the Company, any merger (other than a merger effectuated pursuant to the short-form merger provisions of the Delaware GCL) must be approved by the Company's Board of Directors and the affirmative vote of the holders of that number of Shares which would constitute two-thirds of the Shares outstanding. The Company's Board of Directors has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. The Company has agreed (if required by applicable law to consummate the Merger) to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of obtaining stockholder approval of the Merger. We have agreed that, subject to applicable law, all Shares we own, all Shares owned by the Parent or any of the Parent's other subsidiaries will be voted in favor of the Merger. The stockholders' meeting shall be held as soon as practicable (subject to any statutory or other restrictions) following the purchase of Shares pursuant to the Offer. If we own that number of Shares which would constitute two-thirds of the Shares outstanding, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company. In the event that we acquire 90% or more of the Shares, we would be able to effectuate the Merger by appropriate resolutions of our Board of Directors without any meeting of or action by the stockholders of the Company.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the Delaware GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

    In the event that appraisal rights were available, an objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

    The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Delaware GCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which we seek to acquire the remaining Shares not held by us. We believe, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Wolters Kluwer believes that the acquisition of the Company will provide Wolters Kluwer with an opportunity to substantially accelerate its overall strategy and broaden its ability to deliver comprehensive Internet portals to legal professionals. The Company will become a unit of Aspen.

    13. THE MERGER AGREEMENT, THE OPTION AGREEMENT, THE NOTE AND THE SECURITY AGREEMENT. The following is a summary of certain material provisions of the Merger Agreement, the Option Agreement, the Note and the Security Agreement, copies of which are attached as exhibits to the Schedule TO we filed in connection with the Offer. These summaries do not purport to be complete and are qualified in their entirety by reference to the respective texts of the Merger Agreement, the Option Agreement, the Note and the Security Agreement. Capitalized terms used in this Section 13 and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the commencement of the Offer not later than the tenth business day from the public announcement of the execution of the Merger Agreement. Our obligation to accept for payment and to pay for any Shares validly tendered and not withdrawn is subject only to the Minimum Condition, and to the other conditions set forth in
Section 14--"Certain Conditions to Our Obligations". The Merger Agreement provides that we cannot amend or waive the Minimum Condition or decrease the Offer Price or the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, impose conditions to the Offer in addition to those set forth in Section 14--"Certain Conditions to Our Obligations", amend any other term or condition of the Offer in any manner adverse to the holders of Shares or extend the Expiration Date of the Offer without the prior written consent of the Company. Notwithstanding the foregoing, we shall be entitled to extend the Offer, without the consent of the Company, if at the initial expiration of the Offer, which will be twenty business days following commencement of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived, and at the Company's request, we shall extend the Offer from time to time, until June 19, 2001, if at the Expiration Date all of the Offer conditions have not been satisfied or waived as permitted by the Merger Agreement. Any extension of the Offer shall not, without the written consent of the Company, exceed the number of days that we reasonably believe will be necessary so that the Offer conditions will be satisfied. In addition, we may, without the consent of the Company, extend any Expiration Date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the Commission applicable to the Offer or for any period required by applicable law. If the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but fewer than 90% of the

Shares have been validly tendered and not withdrawn as of the Expiration Date, we shall accept and purchase all of the Shares tendered in the initial offer period and may provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Exchange Act) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the Commission, which subsequent offering period shall not exceed twenty business days. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

    COMPANY ACTIONS. Pursuant to the Merger Agreement, the Company has agreed that, as promptly as practicable following the commencement of the Offer, it will file with the Commission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of the Merger Agreement.

    THE MERGER. The Merger Agreement provides that at the Effective Time, we shall be merged with and into the Company. Following the Merger, our separate corporate existence shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all of our rights and obligations in accordance with the Delaware GCL.

    At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation and our Bylaws shall be the Bylaws of the Surviving Corporation. Our directors and officers shall become the directors and officers of the Surviving Corporation.

    CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each holder of a Share that is issued and outstanding (other than Shares owned by the Company as treasury stock, and any Shares owned by the Parent, us, or any other wholly-owned subsidiary of the Parent, which shall be cancelled, and Shares held by stockholders who have properly exercised appraisal rights under Delaware GCL, if any) shall acquire the right to receive the Offer Price without interest as consideration for the conversion of each Share. Each share of our stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of our Shares, be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to us and to the Parent, including, but not limited to, representations and warranties as to organization and qualification, subsidiaries, capital structure, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission under the Exchange Act (including financial statements included in the documents filed by the Company under that act), absence of material adverse changes, absence of litigation, employee benefit plans, environmental laws and regulations, intellectual property, tax matters, liability insurance, the inapplicability of certain state takeover statutes, engagement of brokers and finders and the accuracy of information supplied.

    We and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, financing, accuracy of information supplied and engagement of brokers and finders.

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS. During the period from the date of the Merger Agreement until the time the Parent's director designees have been elected to, and constitute a majority of, the Board of Directors of the Company, the Company has agreed that it will, in all material respects, carry on its business according to its ordinary and usual course, consistent with past practice, seek to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall not be materially impaired. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, the Company will not, without the prior written consent of the Parent:

        (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement, other than issuance of Shares upon exercise of options or warrants outstanding as of the date of the Merger Agreement;

        (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

        (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such;

        (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

        (v) adopt any amendments to its Certificate of Incorporation or Bylaws or alter through reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

        (vi) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities (other than the Merger), in each case other than in the ordinary course of business consistent with past practice;

        (vii) sell, lease, license, mortgage or otherwise encumber or subject to any lien (other than liens incurred in connection with any loans from Parent or one of its affiliates) or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice;

        (viii) (A) incur any indebtedness for borrowed money (other than loans from the Parent or one of its affiliates) or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company;

        (ix) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

        (x) make any material tax election or settle or compromise any material income tax liability;

        (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the most recent report required to be filed by the Company with the Commission pursuant to the federal securities laws and the Commission rules and regulations or incurred in the ordinary course of business consistent with past practice, or waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company is a party;

        (xii) except in the ordinary course of business, modify, amend or terminate any contract or agreement to which the Company is a party, or waive, release or assign any rights or claims;

        (xiii) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans"), other than arrangements or understandings adopted, entered into, terminated or amended in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B) above, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or
    (E) other than in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

        (xiv) (A) take, or agree or commit to take, any action that would make any representation or warranty of the Company in the Merger Agreement inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (B) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (C) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions to the Merger not being satisfied, except that such action shall be permitted if it is consistent with the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law; or

        (xv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    NO SOLICITATION. The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement and prior to the Effective Time, the Company (a) will not, nor shall it authorize or permit its officers, directors, employees, representatives and agents to, initiate, solicit or encourage, directly or indirectly, any proposal or offer for a merger or other business combination involving the Company or any proposal or offer to acquire a significant equity interest in, or a significant portion of any assets of, the Company other than transactions contemplated by the Merger Agreement (an "Alternative Proposal") or engage in any negotiations or enter into any agreement or provide any confidential information or data to any person in connection with or relating to any Alternative Proposal; (b) will immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the execution of the Merger Agreement with respect to any Alternative Proposal; and (c) will notify the Parent as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations and/or discussions are sought to be initiated or continued with, the Company. Notwithstanding the foregoing, the Company's Board of Directors on behalf of the Company shall not be required to act, with respect to unsolicited Alternative Proposals, in any manner which, in the opinion of the Company's Board of Directors after consultation with its counsel, could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders or refrain from taking any action that could reasonably be deemed to be required by such fiduciary duties.

    STOCK OPTIONS. As of the Effective Time, each outstanding stock option (an "Option" and, collectively, the "Options") granted under the Option Plans, whether or not then vested or exercisable, shall be converted into the right to receive from the Company an amount of cash equal to the product of (i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such option (the "Option Consideration"). Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of an Option that (i) all Options shall be canceled effective as of the Effective Time and (ii) upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all Options held by such holder effective as of the Effective Time ("Cancellation Instrument"), the Company shall pay such holder, promptly following the Effective Time, the Option Consideration for all Options held by such holder. Any amounts payable pursuant to the Merger Agreement with respect to Options shall be subject to any required withholding of taxes and shall be paid without interest. Parent agrees to provide the Company with sufficient funds to permit the Company to satisfy its obligations under the Merger Agreement to holders of Options.

    INDEMNIFICATION. From and after the consummation of the Offer, the Parent shall and shall cause the Company (or, if after the Effective Time, the Surviving Corporation) to indemnify, defend and hold harmless all past and present officers and directors of the Company to the full extent permitted by applicable law or the Company's Certificate of Incorporation and Bylaws or indemnification agreements in effect on the date of the Merger Agreement including provisions relating to the advancement of expenses incurred in the defense of any action or suit for acts or omissions occurring at or prior to the Effective Time to the extent that any such claim is based on, or arises out of, the fact that such person is or was a director or officer of the Company. The Parent will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers liability insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the Company's existing policy. The Merger Agreement also provides that the Parent shall make proper provision so that our successors and assigns and the successors and assigns of the Parent will assume the indemnification obligations described above.

    EMPLOYEES. The Merger Agreement provides that, (a) following the Effective Time, the Surviving Corporation will provide pension, health and welfare benefits (other than stock option, stock purchase or similar plans) to employees of the Company who continue their employment after the Effective Time (each, a "Continuing Employee") on terms which are generally no less favorable to such Continuing Employee than the benefits being provided to such Continuing Employee immediately prior to the Effective Time and (b) if at any time the Parent shall make a determination that any Continuing Employee is eligible to participate in any of its benefit plans after the Effective Time, then, for purposes of eligibility and vesting with respect to any such plans, the Parent will cause the Surviving Corporation to recognize the service of the Continuing Employees through the Effective Time as if such service had been performed with the Parent.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly after such time as we acquire the Shares pursuant to the Offer, the Parent shall be entitled to designate at its option that number of directors, rounded to the next whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Parent equal to the aggregate voting power of the Shares owned by us, the Parent or any of our respective affiliates; provided, however, until the Effective Time, such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement (the "Company Designees"), provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, the Parent shall always have its designees represent at least a majority of the entire Company's Board of Directors. From and after the time that the Parent's designees constitute a majority of the Company's Board of Directors, any actions relating to the amendment or termination of the Merger Agreement by the Company or any extension of time requiring the approval of the Company or waiver of any condition or rights of the Company thereunder or any action that would adversely affect the rights of the stockholders of the Company or the holders of options must be approved by a majority of the directors of the Company then in office who were directors of the Company as of the date of the Merger Agreement; provided, that if there shall be no such directors, the Parent will cause to be elected to the Board of Directors of the Company two persons who shall not be stockholders, affiliates or associates of the Parent or us, and none of the foregoing may be effected without their consent. Subject to applicable law, the Company has agreed to take all action which is reasonably necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    CONDITIONS PRECEDENT. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (i) if required by applicable law, the stockholders of the Company shall have approved the Merger; provided, however, that we and the Parent shall vote all of our Shares entitled to vote thereon in favor of the Merger; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction or other order issued by any court of competent jurisdiction or other governmental or regulatory entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to have any such decree, ruling, injunction or order vacated; and (iii) all material governmental consents, orders and approvals legally required for the consummation of the Merger shall have been obtained and any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under antitrust laws of applicable jurisdictions outside the United States applicable to the Merger shall have expired or been terminated.

    TERMINATION. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time:

        (a) By the mutual consent of the Parent, the Company and us.

        (b) By either the Company or the Parent:

           (i) if Shares shall not have been purchased pursuant to the Offer on or prior to six months from the execution of the Merger Agreement; provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, our failure or the failure of the Parent to purchase Shares pursuant to the Offer on or prior to such date; or

           (ii) if any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

        (c) By the Company's Board of Directors:

           (i) if, prior to the purchase of Shares pursuant to the Offer,
       (A) the Company's Board of Directors shall have entered into or shall have publicly announced its intention to enter into a definitive agreement or an agreement in principle with respect to any Alternative Proposal that the Company's Board of Directors determines, in good faith after consultation with its financial advisors, is a bona fide proposal to acquire, directly or indirectly, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Company's Board of Directors determines in good faith (after consultation with the Company's financial advisor) to be more favorable to the Company and its stockholders than the Offer and the Merger (a "Superior Proposal");
       (B) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to the Parent or us, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended a Superior Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to a Superior Proposal with a person or entity other than the Parent, us or our respective affiliates (or the Company's Board of Directors resolves to do any of the foregoing);
       (C) any person or group (as defined in Section 13(d)(3) of the Exchange
       Act) (other than the Parent, us or our respective affiliates) shall have become, after the date of the Merger Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares, or (D) any representation or warranty made by the Parent or us in the Merger Agreement shall not have been true and correct in all material respects when made, or we or the Parent shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement, provided that prior to exercising such right of termination, the Company shall give prompt written notice to the Parent of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period); or

           (ii) if we or the Parent shall have terminated the Offer, or the Offer shall have expired, without us or the Parent, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement for the reasons set forth in this paragraph if we are, or the Company is, in material breach of the Merger Agreement;

           (iii) if we, the Parent, or any of our respective affiliates shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer or shall have failed to pay for the Shares in accordance with the terms of the Offer; provided, that the Company may not terminate the Merger Agreement for the reasons set forth in this paragraph if the Company is in material breach of the Merger Agreement; or

           (iv) if, at any time after April 19, 2001, upon request made by the Company in accordance with the terms of the Grid Promissory Demand Note dated December 19, 2000, made by the Company in favor of the Parent (the "Note"), the Parent fails to make an advance to the Company as required in accordance with the terms of the Note; provided, that the Company may not terminate the Merger Agreement for the reasons set forth in this paragraph if the Company is in material breach of the Merger Agreement.

        (d) By the Parent or us:

           (i) if, due to an occurrence that, if occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions to the Offer (see Section 14--"Certain Conditions to Our Obligations"), we, the Parent or any of our respective affiliates shall have failed to commence the Offer promptly following the date of the initial public announcement of the Offer but in any event on or prior to the tenth business day following the initial public announcement of the Offer; provided that neither we nor the Parent may terminate the Merger Agreement for the reasons set forth in this paragraph if we are, or the Parent is, in material breach of the Merger Agreement; or

           (ii) prior to the purchase of Shares pursuant to the Offer, if
       (A) the Company shall have received any Alternative Proposal which the Company's Board of Directors has determined to designate as a Superior Proposal; (B) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to us or the Parent, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Alternative Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Alternative Proposal with a person or entity other than us, the Parent or our respective affiliates (or the Company's Board of Directors resolves to do any of the foregoing); (C) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than us, the Parent or any of our respective affiliates) shall have become, after the date of the Merger Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares, or (D) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made and shall have resulted in, or is reasonably likely to result in, an adverse change in the assets, liabilities, financial condition or results of operations of the Company which is material to the Company, other than any change or effect arising out of general economic conditions (a "Company Material Adverse Effect"), or the Company shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement; provided that prior to exercising such right of termination, we or the Parent shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that we or the Parent shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the Expiration Date of the Offer, not later than the earlier of (A) such Expiration Date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such Expiration Date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period).

    EFFECT OF TERMINATION; TERMINATION FEE. The Merger Agreement provides that if the Company's Board of Directors terminates the Merger Agreement pursuant to the provisions described in (c)(i)(A) or (B) under "Termination" above or if we or the Parent terminate the Merger Agreement pursuant to the provisions described in clauses (d)(ii)(A) or (B) under "Termination" above, then immediately following such termination, the Company must promptly pay to the Parent $3.5 million. Nothing contained in such provision will relieve any party from liability for fraud or for willful breach of the Merger Agreement.

    Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

    OPTION AGREEMENT

    GENERAL. As a condition of our willingness to enter into the Merger Agreement, we required that each of the Stockholders set forth therein enter into the Option Agreement.

    AGREEMENT TO TENDER. Pursuant to the Option Agreement, the Stockholders severally (and not jointly) have agreed to tender and sell to us pursuant to the Offer, a total of 14,279,590 outstanding Shares owned of record or owned beneficially with the right to sell by the Stockholders (plus any additional Shares acquired by them upon exercise prior to the consummation of the Offer of Options held by them). Each Stockholder severally (and not jointly) has agreed to deliver to the Depositary, promptly, but not later than ten days following the date of this Offer to Purchase, the Letter of Transmittal together with the certificates for the Stockholder's Shares, if available, or a "Notice of Guaranteed Delivery," if the Stockholder's Shares are not available. Each of the Stockholders has also severally (and not jointly) agreed not to withdraw (except in certain limited circumstances) any Shares tendered into the Offer unless the Offer is terminated by us or the Parent without any Shares being purchased thereunder.

    OPTION TO PURCHASE. Each Stockholder has also severally granted to the Parent or us, as the Parent shall designate (for purposes of this "Option Agreement" section only, the "Optionee"), a conditional irrevocable option (the "Stock Option") to purchase all of the Stockholder's Shares owned of record or owned beneficially with the right to sell by such Stockholder at a purchase price equal to the Offer Price. Except as described below, the Stock Option may be exercised by Optionee, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares, during the period (the "Exercise Period") beginning on the earlier of (i) the date the Offer is terminated by the Parent or us for any reasons set forth in (f) or (g) of the Conditions to the Offer (as set forth in Annex A to the Merger Agreement) and
(ii) the termination of the Merger Agreement pursuant to Section 7.1(c)(i)(a) or
(b) of the Merger Agreement and, in either case, ending twenty business days after initial public announcement of a Superior Proposal.

    CONDITIONS TO DELIVERY OF THE SHARES. The Option Agreement provides that the obligation of the Stockholders to deliver, and the Optionee to pay for, the Shares upon exercise of the Stock Option is subject to (i) all waiting periods under the HSR Act, applicable to the exercise of the Stock Option and delivery of the Shares, having expired or been terminated, and (ii) there being no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Stockholder's Shares in respect of such exercise.

    REPRESENTATION AND WARRANTIES. The Option Agreement contains customary representations and warranties by each Stockholder severally (and not jointly) to the Parent and us, including those relating to (i) authority to enter into the Option Agreement and sell Shares owned of record or owned beneficially with the right to sell by such Stockholder, (ii) no options, warrants or other rights to purchase or acquire such Stockholder's Shares, (iii) good and marketable title to such Stockholder's Shares, free and clear of all liens, claims, encumbrances and security interests, (iv) legality, validity and binding effect of the Option Agreement and (v) no violation of agreements, judgments, laws, rules and regulations. The Option Agreement also contains customary representations and warranties by us and the Parent, including those relating to authority to enter into the Option Agreement, the sufficiency of funds of the Parent, legality, validity and binding effect of the Option Agreement and no violation of agreements, judgments, laws, rules and regulations.

    NO DISPOSITION OF STOCKHOLDERS' SHARES AND NO ACQUISITION OF SHARES. Each Stockholder has severally (and not jointly) agreed that, except as contemplated by the Option Agreement, such Stockholder will not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create any security interest, lien, claim, pledge, option, right of first refusal, limitation on such Stockholder's voting rights, charge or other encumbrance with respect to, such Stockholder's Shares. Each such Stockholder has also agreed severally (and not jointly) that he or she will not, and will not offer or agree to, acquire any additional Shares or options, warrants or other rights to acquire Shares, without the prior written consent of us or the Parent. Each Stockholder agrees severally (and not jointly) that such Stockholder shall not grant any proxy or power of attorney with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of any of the transactions contemplated by the Option Agreement or the

Merger Agreement. No Voting Proxy shall be given or written consent executed by such Stockholder after the date of the Option Agreement with respect to such Stockholder's Shares (and if given or executed, will not be effective) so long as the Option Agreement remains in effect; provided, however, that such Stockholder may hereafter grant Voting Proxies in furtherance of such Stockholder's obligations under the Voting Agreement section of the Option Agreement.

    COVENANTS OF THE PARENT AND THE OFFEROR. We and the Parent have agreed not to sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act. We and the Parent have also agreed to perform in all material respects all of our respective obligations under the Merger Agreement.

    NO SOLICITATION. Each Stockholder severally (and not jointly) has agreed that he or she will immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. Each Stockholder has also agreed that from and after the date of the Option Agreement, no Stockholder will directly or indirectly solicit or initiate any takeover proposal from any person, or engage in discussions or negotiations relating thereto except to the extent permitted in the Merger Agreement. Each Stockholder will promptly notify the Parent of its receipt of any Alternative Proposal. Notwithstanding anything to the contrary contained in the Option Agreement, the parties have agreed that provisions set forth above will not limit or restrict in any manner whatsoever any Stockholder's action or conduct as a director of the Company.

    VOTING AGREEMENT. During the time the Option Agreement is in effect, each Stockholder has severally (and not jointly) agreed to vote all of the Shares owned of record or owned beneficially with the right to sell by such Stockholder
(i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. Each Stockholder also has severally (and not jointly) agreed that, if the Merger Agreement terminates solely by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(1)(a) or (b) of the Merger Agreement and for so long as the Exercise Period has not ended, such Stockholder
(i) will attend or otherwise participate in all stockholder meetings, or actions by written consent, (ii) shall not, without the prior written consent of the Parent or us, vote any of such Shares in favor of any actions requiring stockholder approval which are described in the covenant section of the Merger Agreement, and (iii) will vote such Stockholder's Shares and use its reasonable efforts as a stockholder to prevent the Company from taking certain actions prohibited in the Merger Agreement.

    The Stockholders have agreed that if during the Exercise Period any Stockholder breaches the voting agreements described above, such Stockholder shall be deemed to have granted Parent proxies to vote his or her Shares except that the Parent shall not have the right to vote to reduce the Offer Price or the Merger Consideration or to amend or modify the Merger Agreement or materially adversely affect or reduce the rights or benefits of the Company or any stockholders of the Company under the Offer or the Merger Agreement or materially reduce our obligations or materially increase our rights or the rights of the Parent thereunder. The Option Agreement provides that such proxies terminate if (i) the Offer expires or terminates without any Shares being purchased thereunder in violation of the Offer or the Merger Agreement or
(ii) we or the Parent is in violation of the Option Agreement.

    TRANSFER OF OPTIONS. The Option Agreement also provides that each of the Stockholders holding options to purchase Shares pursuant to the Company Stock Option Plans (for purposes of this section a "Company Option") has agreed severally (and not jointly) that so long as the Option Agreement remains in effect, such Stockholder (for purposes of this section an "Optionholder") will not transfer any Company Options held by such Optionholder; provided, however, that at the Effective Time each Optionholder has agreed to accept an amount in respect of such Company Options equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of each such Company Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) and each such Company Option will thereafter be cancelled.

    THE NOTE

    GENERAL. On December 19, 2000, the Company executed the Note in favor of the Parent for the amount of $7.0 million. The amount borrowed under the Note, in the aggregate, will not exceed $5.0 million prior to April 19, 2001, or $7.0 million on or after April 19, 2001.

    INTEREST; PREPAYMENT. The Company is required to pay interest at a rate of 9.5% per year on the principal amount borrowed, and for any overdue installment of principal, the Company is required to pay interest at a rate equal to 11.5% per year. The loan may be prepaid by the Company without penalty or premium at any time.

    LOANS DUE ON DEMAND. The Parent may demand the payment of all loans outstanding under the Note within five business days of written notice of such demand to the Company, provided, however, that the Parent cannot make a demand prior to the earlier to occur of (i) the termination of the Merger Agreement, or
(ii) the consummation of the transactions contemplated by the Merger Agreement. However, if the Merger Agreement is terminated by the Parent or us other than as permitted by the terms of the Merger Agreement or in the event any material provision of the Merger Agreement is breached by the Parent or us, then following such termination or material breach the Parent will not make a demand prior to June 19, 2001, unless an event of default under the Note has occurred.

    In the Note, the Company affirms, acknowledges and ratifies that subject only to the provisions above, all monies due under the Note are payable on demand, which demand may be made at any time by the Parent in its sole discretion irrespective of whether an event of default has occurred.

    SECURITY INTEREST. The Note is secured by the liens granted by the Company to the Parent pursuant to a Security Agreement, dated as of December 19, 2000, between the Company and the Parent (the "Security Agreement"), which liens encumber the accounts and general intangible assets of the Company (as more fully described below).

    USE OF PROCEEDS. The Company has agreed not to use any of the proceeds of the loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, any of Regulations T, U or X of such Board of Governors.

    REPRESENTATIONS AND WARRANTIES. In the Note, the Company has made customary representations and warranties to the Parent, including, but not limited to, representations and warranties as to organization and qualification, authority to enter into the Note, required consents and approvals, binding obligation of the Note, defaults and absence of litigation.

    PERFECTION OF LIEN. So long as the Note remains unpaid or the Company has any commitments under the Note, the Company has agreed to cause the Parent to have a perfected first and prior security interest in all of the accounts and general intangible assets of the Company and their proceeds, and the Company will take all actions requested by us necessary or appropriate to perfect such interest.

    EVENTS OF DEFAULT. If (i) the Company fails to make any payment of principal outstanding on demand as demand is permitted under the terms of the Note, or following three business days' written notice, interest on the Note or any fee provided for on demand as demand is permitted under the terms of the Note, (ii) the Company defaults in the performance or observance of any covenant or agreement contained in the Note following five days' written notice thereof,
(iii) any representation or warranty made by or on behalf of the Company in the Note, the Merger Agreement or in any other certificate, agreement, instrument, or statement delivered to the Parent by or on behalf of the Company will at any time prove to have been incorrect when made in any material respect, (iv) any judgment against the Company or any attachment, levy or execution against any of its properties for any material amount will remain unpaid, or will not be released, discharged, dismissed, stayed or fully bonded for a period of sixty days or more after its entry, issue or levy, as the case may be, (v) the Company shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Company or for any of its property, or (vi) the commencement of any proceedings by the Company under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute, or the commencement of any such proceedings without the consent of the Company and such proceedings will continue undischarged for a period of sixty days, then the Parent may declare the entire unpaid principal amount of the Note and all interest and fees accrued and unpaid to be immediately due and payable.

    THE SECURITY AGREEMENT

    GENERAL. The Company has entered into the Security Agreement with the Parent as a condition precedent to making the Note.

    GRANT OF SECURITY INTEREST. In the Security Agreement, the Company has agreed to assign, pledge and grant to the Parent a continuing first priority security interest in the collateral consisting of all of the Company's right, title and interest in and to all of the following property and interests in property, and all products, proceeds, substitutions, additions, accessions and replacements thereof (all of the same being herein referred to as the "Collateral"):

        (a) All accounts, accounts receivable, contracts, notes, bills, acceptances, choses in action, chattel paper, instruments, documents and other forms of obligations at any time owing to the Company arising out of goods sold or leased or for services rendered by the Company, including, without limitation, accounts receivable and contract rights arising under agreements to which the Company is a party, the proceeds thereof and all of the Company's rights with respect to any goods represented thereby, whether or not delivered, goods returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including repletion and reclamation, together with all customer lists, books and records, ledger and account cards, computer tapes, software, disks, printouts and records, whether now in existence or hereafter created, relating thereto (collectively referred to hereinafter as "Accounts");

        (b) All general intangibles of the Company in which the Company now has or hereafter acquires any rights, including but not limited to causes of action, corporate or business records, inventions, designs, goodwill, trade names, trade secrets, trade processes, patents, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties, tax refund claims, rights and claims against carriers and shippers, leases, claims under insurance policies, all rights to indemnification and all other intangible personal property and intellectual property of every kind and nature (collectively referred to hereinafter as "Intangibles");

        (c) All rights now or hereafter accruing to the Company under contracts, leases, agreements or other instruments to perform services, to hold and use land and facilities, and to enforce all rights thereunder;

        (d) All books and records relating to any of the Collateral (including, without limitation, customer data, credit files, computer programs, printouts, and other computer materials and records of the Company pertaining to any of the foregoing); and

        (e) All accessions to, substitutions for and all replacements, products and proceeds of the foregoing, including, without limitation, proceeds of insurance policies insuring the Collateral.

    SECURITY FOR OBLIGATIONS. The Security Agreement secures the full and prompt payment and performance of all obligations of the Company to pay any amounts due under the Note, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of the Company), fees or otherwise (collectively, the "Obligations"). The Parent and the Company have agreed that it is their intention that the security interest granted under the Security Agreement is to attach upon the execution of the Security Agreement.

    COMPANY REMAINS LIABLE. Notwithstanding anything to the contrary, (i) the Company will remain fully liable under any contracts and agreements included in the Collateral to perform all of its duties and obligations thereunder,
(ii) the Parent's exercise of any of its rights pursuant to the Security Agreement will not release the Company from any of its duties or obligations under any such Collateral, and (iii) the Parent is not obligated or liable under any such Collateral by reason of the Security Agreement, nor is the Parent obligated to perform any obligations or duties of the Company thereunder or to take any action under the Security Agreement.

    REPRESENTATIONS AND WARRANTIES: In the Security Agreement, the Company has made customary representations and warranties to the Parent, including, but not limited to, representations and warranties as to the location of its principal place of business and assets, title to the assets, absence of financing statements, other than those made in its favor, the validity of the first perfected priority lien, which lien is subject to certain permitted liens, and the Company's name.

    COVENANTS. In the Security Agreement, the Company has covenanted and agreed that it will (i) preserve and maintain the lien created by the Security Agreement and will protect and defend its title to the Collateral so that the lien so granted will be and remain a continuing first priority security interest, subject to certain permitted liens in the Collateral, (ii) not create, assume or suffer to exist any other lien in the Collateral except certain permitted liens, (iii) maintain books and records pertaining to the Collateral and (iv) pay all taxes, assessments and other charges lawfully levied or assessed upon its properties or upon any of the Collateral when due. If, in the Parent's sole opinion, any lien, other than certain permitted liens, may create an obligation having priority over the lien granted pursuant to the Security Agreement, the Parent may pay such lien and the amount of such payment will be charged to the Company and be secured by the lien granted pursuant to the Security Agreement.

    The Company has also agreed to comply with the following covenants regarding the Collateral: (i) the Company will keep the Collateral at its present location; provided, however, that the Company may establish any other location, on written notice delivered to the Parent not less than thirty days prior to establishing any such other location, (ii) the Company will cause the Collateral to be maintained and preserved in good condition, repair and working order, excepting ordinary wear and tear and (iii) the Company will not permit any of the Collateral to become a fixture to any real estate that is not subject to a mortgage or deed of trust made by the Company in favor of the Parent.

    INSURANCE. The Security Agreement requires the Company, at its own expense, to maintain insurance with respect to the Collateral in such amounts, against such risks, in such form and with such insurers, as will be customary for businesses similar to the Company's business.

    TRANSFERS AND OTHER LIENS. The Company will not, without the Parent's prior written consent, (i) sell, assign or otherwise dispose of any of the Collateral except the sale, assignment or other disposition of assets no longer used or useful in the conduct of its business and the sale, assignment or other disposition of assets in the ordinary course of business consistent with past practice or the grant of non-exclusive licenses to customers in the ordinary course of business or (ii) create or suffer to exist any lien upon or with respect to any of the Collateral, other than certain permitted liens.

    REMEDIES UPON DEFAULT. If the Company defaults on its obligations under the Note or the Security Agreement, the Parent may exercise any rights or remedies provided for in the Security Agreement or under applicable law, including, but not limited to:

        (i) demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, and the Parent may modify the terms of payment or of a release, all without incurring responsibility to, or discharging or otherwise affecting any liability to the Parent of, the Company;

        (ii) enter upon the premises, or wherever the Collateral is, and take possession thereof, and maintain such possession on the Company's premises, or demand and receive such possession from any person who has possession thereof, or remove the Collateral or any part thereof, to such other places as the Parent may desire, all without any obligation;

        (iii) require the Company to, at its expense, assemble all or part of the Collateral as directed by the Parent and make it available to the Parent at a place to be designated by the Parent which is reasonably convenient to both parties;

        (iv) without notice (except as specified below) and with or without taking the possession thereof, sell, lease, assign, grant options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any location chosen by the Parent, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Parent may deem commercially reasonable. The Company has also agreed that the Parent will have no obligation to preserve rights in the Collateral against prior parties or to marshal any Collateral for the benefit of any person; and

        (v) apply, without notice, any cash or cash items constituting Collateral in the Parent's possession to payment of any of the Obligations.

    The Company granted to the Parent a license or other right to use, without charge, the Company's intellectual property, as it pertains to the Collateral, in completing production of, advertising for, sale of, and the selling of any Collateral, and the Company's rights under all licenses and franchise agreements will inure to the Parent's benefit. The Company has waived, to the extent permitted by applicable law, all rights of the Company to prior notice and hearing under any other applicable statute or constitution. In addition, all cash proceeds received by the Parent in respect of any sale of, collection from or other realization upon all or any part of the Collateral will, after payment of any amounts payable to the Parent pursuant to the indemnity (as described below), be applied against the obligations in such order as the Parent elects, and any balance left will be returned to the Company.

    INDEMNITY AND EXPENSES. In the Security Agreement, the Company agrees to indemnify the Parent from and against any and all claims, losses and liabilities arising out of or resulting from the Security Agreement (including, without limitation, enforcement of the Security Agreement), except claims, losses or liabilities resulting solely from the Parent's gross negligence or willful misconduct.

    The Company will also upon demand pay the Parent the amount of any and all reasonable expenses (including the reasonable fees and disbursements of counsel) which the Parent may incur in connection with (i) the administration of the Security Agreement, (ii) the custody, use or operation of, or the sale of, or other realization upon, any of the Collateral or (iii) the exercise or enforcement of any of the Parent's rights hereunder.

    SECURITY INTERESTS ABSOLUTE. The Security Agreement establishes that all of the Parent's rights, all Obligations of the Company and the liens, are absolute and unconditional, irrespective of any lack of validity or enforceability of the Note, any related document or any other agreement, or any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Obligations or the Security Agreement.

    CONTINUING SECURITY INTEREST. The Company has agreed that the Security Agreement creates a continuing security interest in the Collateral and will
(i) remain in full force and effect until no Obligations are outstanding,
(ii) be binding upon the Company and its successors and (iii) inure, together with the Parent's rights and remedies pursuant to the Security Agreement, to the benefit of the Parent and its successors, transferees and assigns.

    14. CERTAIN CONDITIONS TO OUR OBLIGATIONS. Notwithstanding any other term of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time in our sole discretion (subject to the provisions of the Merger Agreement) we shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or the antitrust laws of applicable jurisdictions outside the United States has not expired or terminated, (ii) the Minimum Condition has not been satisfied or (iii) at any time on or after December 19, 2000, and before the expiration of the Offer, any of the following conditions exist:

    (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations which (1) prohibits the consummation of the Offer or the Merger, (2) as a result of the Offer or the Merger, restrains or prohibits, or imposes any material limitations on, the Parent's or our ownership or operation of all or a material portion of the businesses or assets of the Parent and its subsidiaries, taken as a whole, or of the business or assets of the Company, or compels the Parent or any of the Parent's subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of the Parent and the Parent's subsidiaries, taken as a whole, or requires us, the Parent or the Company, to pay damages that are material in relation to the Company, (3) challenges, prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger, (4) imposes material limitations on our ability or the ability of the Parent to effectively exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or
(5) requires divestiture by the Parent or any of the Parent's subsidiaries or affiliates of any Shares; provided that the Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

    (b) there shall be instituted or pending any action, suit or proceeding by any governmental entity of competent jurisdiction in the United States, or any other country in which the Company directly or indirectly has material assets or operations, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; provided, that the Parent shall have used all reasonable efforts to cause any such action, suit or proceeding to be withdrawn or dismissed;

    (c) there has been since the date of the Merger Agreement any event, occurrence or development or state of circumstances or facts which has had or would reasonably be expected to have a Company Material Adverse Effect;

    (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and accurate as of such date or with respect to such period or (ii) where the failure of such representations and warranties to be true and accurate, or the breach, non-performance or non-compliance with such obligations, agreements or covenants, do not have, individually or in the aggregate, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

    (e) the Merger Agreement shall have been terminated in accordance with its terms;

    (f) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Alternative Proposal; or

    (g) the Company Board shall have withdrawn, or modified or changed in a manner adverse to the Parent or to us (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing;

which in our reasonable judgment or the reasonable judgment of the Parent, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

    The foregoing conditions are for our sole benefit and the sole benefit of the Parent and may, subject to the terms of the Merger Agreement, be waived by us or the Parent in whole or in part at any time and from time to time in our sole discretion or in the sole discretion of the Parent.

    15. CERTAIN LEGAL MATTERS. Except as set forth in this Section 15, we are not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required, it will be sought, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to our right to decline to purchase Shares if any of the conditions specified in Section 14--"Certain Conditions to Our Obligations" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

    U.S. ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Wolters Kluwer of a Premerger Notification and Report Form with respect to the Offer, unless we receive a request for additional information or documentary material from the U.S. Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Wolters Kluwer, our ultimate parent entity, made such a filing on December 22, 2000, and, accordingly, the initial waiting period will expire on January 6, 2001. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance with such request by Wolters Kluwer. Complying with a request for additional information or documentary material can take a significant amount of time.

    The Antitrust Division and the FTC frequently scrutinize the legality under U.S. antitrust laws of transactions such as our proposed acquisition of the Company. At any time before or after our acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares we acquired or the divestiture of substantial assets of the Company or of the Parent's subsidiaries.

Private parties may also bring legal action under these antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 14--"Certain Conditions to Our Obligations".

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights under the Delaware GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

    DELAWARE STATE TAKEOVER LAWS. Under the Delaware GCL and the Company's Certificate of Incorporation, if we acquire less than 90% of the outstanding Shares, the Merger would require, among other things, the affirmative vote of the holders of at least two-thirds of all the outstanding Shares. If we acquire, pursuant to the Offer or otherwise, including pursuant to the Option Agreement or pursuant to a subsequent offering period as contemplated by Rule 14d-11 of the Exchange Act, voting power with respect to at least two-thirds of the outstanding Shares, which would be the case if the Minimum Condition is satisfied, we will have the voting power to effect the merger without the vote of any other stockholder, which we intend to do. The Delaware GCL also provides that if a parent company owns at least 90% of each class of stock outstanding of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if we acquire 90% or more of the outstanding Shares pursuant to the Offer and the Option Agreement or otherwise, we could, and intend to, consummate the Merger without the approval of the Board of Directors or any other stockholders of the Company.

    In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

    Delaware GCL Section 203 prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the corporation's board of directors approved either the business combination or the transaction which resulted in such person becoming an interested stockholder. As set forth below, the Company's Board of Directors has taken actions to make Delaware GCL
Section 203 inapplicable to the Parent and us in connection with the Offer, the Merger and the Option Agreement.

    In the Merger Agreement, the Company represented that the Company's Board of Directors has unanimously approved the Merger Agreement and the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Delaware GCL Section 203, such approval occurring prior to the time we became an "interested stockholder" as defined in Delaware GCL
Section 203, so that the provisions thereof are not applicable to such transactions.

    OTHER STATE TAKEOVER LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., in l982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and we have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered. See
Section 14--"Certain Conditions to the Our Obligations."

    16. FEES AND EXPENSES. Neither we nor the Parent, nor any officer, director, stockholder, agent or other representative of the Parent or us, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") is acting as the Dealer Manager in connection with the Offer and as financial advisor to Wolters Kluwer in connection with our proposed acquisition of the Company, for which services Merrill Lynch will receive customary compensation, including a fee not to exceed $1.25 million. Wolters Kluwer also has agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Wolters Kluwer and the equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    We have retained Georgeson Shareholder Communications Inc., as Information Agent, and Morgan Guaranty Trust Company of New York, as Depositary, in connection with the Offer. The Information

Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by us against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

    17. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on our behalf other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized.

    We have filed with the Commission (i) a Schedule TO, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer and (ii) a Schedule 13D, pursuant to Section 13(d)(1) of the Exchange Act. Such Schedule TO and Schedule 13D, and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                            LL ACQUISITION CORP.

December 29, 2000

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
               WOLTERS KLUWER, THE PARENT, ASPEN AND THE OFFEROR

    1. MEMBERS OF THE SUPERVISORY BOARD AND EXECUTIVE BOARD AND EXECUTIVE OFFICERS OF WOLTERS KLUWER. The following tables set forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and Executive Board and each Executive Officer of Wolters Kluwer. Unless otherwise indicated, each such person is a citizen of the Netherlands. Neither Wolters Kluwer nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Wolters Kluwer nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal and state securities laws.

                               SUPERVISORY BOARD

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                         OFFICE                    EMPLOYMENT (PRESENT/PAST)
-------------------------           ----------------------------------  ----------------------------------
H. de Ruiter......................  Chairman, Member since 1994         Chairman of Supervisory Board of
  Prins Frederiklaan 16                                                 Koninklijke Ahold NV, Beers NV,
  2243 HW WASSENAAR                                                     Koninklijke Hrogovens NV, and
                                                                        Koninklijke Pakhoed NV, Vice
                                                                        Chairman of Supervisory Board Of
                                                                        AEGON NV and Member of Supervisory
                                                                        Board of Heineken NV and NV
                                                                        Koninklijke Nederlandse Petroleum
                                                                        Maatschappij
J.V.H. Pennings...................  Deputy Chairman, Member since 1995  Chairman of the Executive Board of
  Casinoweg 170                                                         Oce NV
  5915 ER VENLO                                                         Chairman of Supervisory Board of
                                                                        Koninklijke Grolsch NV and
                                                                        Koninklijke IBC
                                                                        Member of Supervisory Board of De
                                                                        Nederlandsche Bank NV and Tulip
                                                                        Computers
B.H. ter Kuile....................  Secretary, Member since 1986        Emeritus Prof. European Law,
  Neuhuyskade 4                                                         Erasmus University of Rotterdam
  2596 XL DEN HAAG                                                      Member and secretary of
                                                                        Supervisory Board of NV Verenigd
                                                                        Streekvervoer Nederland
                                                                        Deputy-Justice Court of Justice of
                                                                        The Hague
A.H.C.M. Walravens................  Member since 1978                   Professor and consultant
  Oude Delft 130                                                        Chairman of Supervisory Board of
  2611 CG DELFT                                                         Tauw Beheer and NV Verenigd
                                                                        Streekvervoer Nederland
                                                                        Member of Supervisory Board of
                                                                        Achmea Holding, Bull Benelux and
                                                                        CSM
                                                                        Member Monitoring Committee
                                                                        Deloitte & Touche
N.J. Westdijk.....................  Member since 1993                   Chairman Executive Board of Royal
  Nieuwe Gracht 161                                                     Pakhoed NV
  3512 LL UTRECHT                                                       Member of Supervisory Board of De
                                                                        Nationale Investeringsbank NV and
                                                                        Fortis AMEV NV
K.A.L.M. van Miert................  Member since 2000                   President Nyenrode University
                                                                        Member of Supervisory Board of
                                                                        Royal Phillips Electronics
                                                                        Prior to April, 2000 Member of
                                                                        European Commission

                                EXECUTIVE BOARD

    The names of the members of the Executive Board of Wolters Kluwer, whose present principal occupations are serving as such members and whose present business address is, unless otherwise indicated, c/o Wolters Kluwer, Apollolaan 153, 1070 AE Amsterdam, the Netherlands, are:

NAME AND BUSINESS ADDRESS                                   OFFICE
-------------------------        ------------------------------------------------------------
Robert Pieterse................  Member since 1987.

Peter W. van Wel...............  Member since 1993; President and Chief Executive Officer of the Parent from 1996 to 1999.

J.M. Detailleur................  Member since 1999; Chief Executive Officer of Wolters Kluwer
  (Citizen of France)            France S.A.

H.J. Yarrington................  Member since 1999; President and Chief Executive Officer of
  c/o Wolters Kluwer             the Parent from 1999 to the Present; President and Chief
  United States Inc.             Financial Officer of CCH Incorporated from 1996 to 1999.
  161 N. Clark Street
  48th Floor
  Chicago, IL 60601
  (U.S. Citizen)

                               EXECUTIVE OFFICERS

    The names of the Executive Officers of Wolters Kluwer, whose present principal occupations are serving as such officers and whose present business address is, unless otherwise indicated, c/o Wolters Kluwer, Apollolaan 153, 1070 AE Amsterdam, the Netherlands, are:

NAME AND BUSINESS ADDRESS                                   OFFICE
-------------------------        ------------------------------------------------------------
J.E.M. van Dinter..............  Chief Financial Officer and Senior Vice President for more than five years.

A.S.F. Kuipers.................  Corporate Director Strategy and Competence for more than five years.

M.H. Sanders...................  Corporate Director Human Resources for more than five years.

P.C. Koojmans..................  Corporate Director Accounting & Operations Control;
                                 Executive Vice President Accounting & Control of the Parent
                                 from 1996 to 1999.

C. Seigle......................  Chief Technology Officer; Chief Technology Officer of CCH
  c/o Wolters Kluwer             Incorporated in the past.
  United States Inc.
  333 7th Avenue
  New York, NY 10001
  (U.S. Citizen)

P.C.J. Hendricks...............  Secretary Executive Board; prior thereto and for more than five years, staff member of Wolters Kluwer.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Parent. Unless otherwise indicated, each such person is a citizen of the Netherlands, each occupation set forth opposite an individual's name refers to employment with the Parent and the business address of each such person is c/o Wolters Kluwer, Apollolaan 153, 1070 AE Amsterdam, the Netherlands. Neither the Parent nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither the Parent nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal and state securities laws.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                         OFFICE                    EMPLOYMENT (PRESENT/PAST)
-------------------------           ----------------------------------  ----------------------------------

Peter W. van Wel..................  Director                            Member of the Executive Board of
                                                                        Wolters Kluwer since 1993;

R. Pieterse.......................  Chairman of the Board               Member of the Executive Board of
                                                                        Wolters Kluwer since 1987.

Hugh J. Yarrington................  Director                            Member of Executive Board;
  c/o Wolters Kluwer                                                    President and Chief Executive
  United States Inc.                                                    Officer of the Parent from 1999 to
  161 N. Clark Street                                                   the present; President and Chief
  48th Floor                                                            Executive Officer of CCH
  Chicago, IL 60601-3221                                                Incorporated from 1996 to 1999.
  (U.S. Citizen)

Bruce C. Lenz.....................  Executive Vice President, Chief     Executive Vice President, Chief
  c/o Wolters Kluwer                Financial Officer, Secretary and    Financial Officer, Secretary and
  United States Inc.                Treasurer                           Treasurer of the Parent for more
  161 N. Clark Street                                                   than five years.
  48th Floor
  Chicago, IL 60601-3221
  (U.S. Citizen)

    3. DIRECTORS AND EXECUTIVE OFFICERS OF ASPEN. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of Aspen. Unless otherwise indicated, each such person is a citizen of the United States, and each each occupation set forth opposite an individual's name refers to employment with Aspen. Neither Aspen nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Aspen nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal and state securities laws.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                         OFFICE                    EMPLOYMENT (PRESENT/PAST)
-------------------------           ----------------------------------  ----------------------------------

Jean Marc Detailleur..............  Director                            Member of Executive Board of
  c/o Wolters Kluwer                                                    Wolters Kluwer since 1999; Chief
  Apollolaan 153                                                        Executive Officer of Wolters
  1070 AV Amsterdam                                                     Kluwer France S.A.
  (Citizen of France)

Edward T. Latta...................  Director, President and Chief       Director, President and Chief
  200 Orchard Ridge Road            Executive Officer                   Executive Officer, for more than
  Suite 200                                                             five years.
  Gaithersburg, MD 20878

Hugh J. Yarrington................  Director and Chairman of the Board  Member of Executive Board of
  c/o Wolters Kluwer                                                    Wolters Kluwer since 1999;
  United States Inc.                                                    President and Chief Executive
  161 N. Clark Street                                                   Officer of the Parent from 1999 to
  48th Floor                                                            the present; President and Chief
  Chicago, IL 60601-3221                                                Executive Officer of CCH
                                                                        Incorporated from 1996 to 1999.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                         OFFICE                    EMPLOYMENT (PRESENT/PAST)
-------------------------           ----------------------------------  ----------------------------------
Bruce C. Lenz.....................  Secretary and Treasurer             Executive Vice President, Chief
  c/o Wolters Kluwer                                                    Financial Officer, Secretary and
  United States Inc.                                                    Treasurer of the Parent for more
  161 N. Clark Street                                                   than five years.
  48th Floor
  Chicago, IL 60601-3221

Michael McIntyre..................  Vice President and Chief Financial  Vice President and Chief Financial
  200 Orchard Ridge Road            Officer                             Officer, for more than five years.
  Suite 200
  Gaithersburg, MD 20878

Ernest Manzella...................  Senior Vice President               Senior Vice President, for more
  200 Orchard Ridge Road                                                than five years.
  Suite 200
  Gaithersburg, MD 20878

    4. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Offeror. Unless otherwise indicated, each such person is a citizen of the United States. Neither the Offeror nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither the Offeror nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal and state securities laws.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                         OFFICE                    EMPLOYMENT (PRESENT/PAST)
-------------------------           ----------------------------------  ----------------------------------
Richard H. Kravtiz................  Director and President              Senior Vice President of Aspen Law
  c/o Aspen Law & Business/ Panel                                       and Business, a division of Aspen,
  Publishers                                                            for more than five years.
  1185 Avenue of the Americas
  37th Floor
  New York, NY 10036

Bruce C. Lenz.....................  Director, Secretary and Treasurer   Executive Vice President, Chief
  c/o Wolters Kluwer                                                    Financial Officer, Secretary and
  United States Inc.                                                    Treasurer of the Parent for more
  161 North Clark Street                                                than five years.
  48th Floor
  Chicago, IL 60601

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:
                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                BY MAIL:                                   BY HAND:

Morgan Guaranty Trust Company of New York  Morgan Guaranty Trust Company of New York
        Corporate Reorganization              c/o Securities Transfer & Reporting
             P.O. Box 43006                                Services
       Providence, RI  02940-3006                100 William Street, Galleria
                                                      New York, NY  10038

              BY OVERNIGHT COURIER:                       BY FACSIMILE TRANSMISSION:

    Morgan Guaranty Trust Company of New York                   (781) 575-4826
 c/o Colbert Management Corporate Reorganization
               40 Campanelli Drive                          CONFIRM BY TELEPHONE:
              Braintree, MA  02184                              (781) 575-4816

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Offeror's expense. A stockholder may also contact its broker, dealer, commecial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                          17 State Street, 10th Floor
                            New York, New York 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.
                          Four World Financial Center
                            New York, New York 10080
                          Call Collect: (212) 236-3790